Exhibit 99.1

Highpower International Reports Unaudited Third Quarter, First Nine Months 2017 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, November 14, 2017 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the third quarter ended September 30, 2017.

Third Quarter 2017 Highlights

•	Net sales for the third quarter of 2017 increased by 31.9% to $71.4 million from $54.1 million in the prior year period.
•	Gross profit for the third quarter of 2017 decreased by 0.8% to $13.6 million from $13.7 million in the prior year period.
•	EBITDA for the third quarter of 2017 increased by 46.5% to $7.3 million from $5.0 million in the prior year period.
•	Net income attributable to the Company for the third quarter of 2017 was $5.0 million, or $0.32 per diluted share, as compared to $2.7 million, or $0.18 per diluted share, in the prior year period. Net income for the quarter included a $1.7 million gain related to the sale of a long-term investment.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to deliver strong top-line results in a challenging third quarter of 2017. Our lithium ion battery business revenue increased 42.8% year over year, driven by continued high demand for power storage systems and consumer devices including smart wearables, smart phones, and notebooks.

“We expect that raw material prices will continue to rise and impact our gross margins in the fourth quarter and the foreseeable future. However, we are actively improving our production capacity and efficiency, maintaining a strong and cost competitive supply chain, and shifting to a higher-margin product mix, which will aid our growth in the coming year. To further strengthen our technology and product offerings in anticipation of future customer demand, Highpower will increase investment in R&D focused on strategic hiring and partnerships with leading universities and institutes. We also remain committed to exploring more strategic business partnerships to further grow our business and create lasting shareholder value,” Mr. Pan concluded.

Third Quarter and First Nine Months of 2017 Financial Results

Net Sales

Net sales for the third quarter of 2017 increased by 31.9% to $71.4 million from $54.1 million in the prior year period, primarily attributable to growth in revenue from the Lithium segment. This was driven by increased demand in consumer products including portable power stations, smart wearable devices, smart phones, and notebooks.

Net sales increased 37.5% to $165.0 million in the first nine months ended September 30, 2017 as compared to $120.0 million in the same period 2016. The increase was also driven by growth in the Lithium segment due to increased demand in consumer products including portable power stations, smart wearable devices, smart phones, and notebooks.

Gross Profit

Gross profit for the third quarter of 2017 decreased by 0.8% to $13.6 million from $13.7 million in the prior year period. This decrease was mainly due to the product mix and the high raw material price. Gross margin for the third quarter of 2017 decreased to 19.0% from 25.2% in the prior year period.

Gross profit for the first nine months of 2017 increased 30.8% to $35.6 million from $27.2 million in prior year period. Gross margin was 21.6% and 22.7% for the nine months ended September 30, 2017 and 2016, respectively. The decrease in margin was also due to the product mix and the high raw material price.

Operating Expenses

•	Research and development (R&D) expenses for the third quarter of 2017 were $2.4 million as compared to $3.0 million in the prior year period. As a percentage of net sales, R&D expenses declined to 3.4% from 5.6% in the prior year period. The decrease was due to the high R&D consulting fee in the same period of 2016.

Research and development expenses were $6.4 million, or 3.9% of net sales, for the first nine months of 2017 as compared to $6.7 million, or 5.6% of net sales, for the prior year period.

•	Selling and distribution expenses for the third quarter of 2017 remained stable at $1.9 million as compared to the prior year period. As a percentage of net sales, selling and distribution expenses decreased to 2.6% from 3.5% in the prior year period, primarily attributable to the Company’s customer base optimization efforts.

Selling and distribution expenses were $5.2 million, or 3.2% of net sales, as compared with $5.0 million, or 4.1% of net sales, for the nine months ended September 30, 2016.

•	General and administrative expenses for the third quarter of 2017 were $4.0 million as compared to $5.9 million in the prior year period. As a percentage of net sales, general and administrative expenses decreased to 5.5% from 11.0% in the prior year period.

General and administrative expenses were $10.0 million, or 6.1% of net sales, as compared with $12.3 million, or 10.2% of net sales, for the nine months ended September 30, 2016.

Net Income

Net income attributable to the Company for the third quarter of 2017 increased to $5.0 million from $2.7 million in the prior year period. Net income attributable to the Company per diluted share for the third quarter of 2017 increased to $0.32 from $0.18 in the prior year period. The net income result for the third quarter of 2017 includes a $1.7 million gain related to the sale of a long-term investment.

For the quarter ended September 30, 2017 and 2016, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,518,764 and 15,115,409, respectively.

Net income attributable to the Company for the first nine months of 2017 increased to $11.9 million from $4.4 million in the prior year period. Net income attributable to the Company per diluted share for the first nine months of 2017 increased to $0.77 from $0.29 in the prior year period.

For the nine months ended September 30, 2017 and 2016, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,563,012 and 15,104,914, respectively.

EBITDA

EBITDA for the third quarter of 2017 increased by 46.5% to $7.3 million from $5.0 million in the prior year period. EBITDA for the first nine months of 2017 increased by 86.1% to $18.8 million from $10.1 million in the prior year period.

A table reconciling EBITDA, a non-GAAP financial measure, to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights
	September 30,	December 31,
($ in millions, except per share data)	2017	2016
	(Unaudited)
	$	$
Cash	$11.9	$9.3
Total Current Assets	$147.3	$104.5
Total Assets	$204.4	$163.3

Total Current Liabilities	$143.4	$118.0
Total Liabilities	$143.4	$118.0
Total Equity	$61.0	$45.3
Total Liabilities and Equity	$204.4	$163.3
Book Value Per Share	$3.94	$3.00

Financial Outlook

For the fourth quarter of 2017, the Company expects net revenues to grow 12.0% year-over-year. Factoring in the impact of higher expected raw material prices, gross margin is expected to be between 16.0% and 17.0% in the fourth quarter of 2017. For full year 2018, the Company expects net revenues to grow at least 20.0% compared to 2017 and gross margin levels to exceed that of the fourth quarter of 2017.

Conference Call Details

The Company will hold a conference call on Thursday, Nov 14, 2017 at 10:00 am Eastern Time or 11:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to http://highpowertech.equisolvewebcast.com/q3-2017. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA is reconciled in the table below to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. Such forward-looking statements include the proposed transaction regarding Ganzhou Highpower, approval by Highpower’s board and Highpower’s resulting equity ownership, Highpower’s cash position and growth, production capacity, research and development efforts, strategic partnerships and business and financial expectations. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the terms of the proposed Ganzhou Highpower not hereafter being approved by Highpower’s board or memorialized in a definitive agreement; inability to successfully expand our production capacity; fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; lower than expected sales of batteries to producers of smart vacuum products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: ir@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	September 30, 2017	December 31, 2016
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	11,904,511	9,324,393
Restricted cash	20,905,411	11,213,640
Accounts receivable, net	56,313,941	46,280,769
Amount due from Yipeng	-	7,517,250
Notes receivable	6,805,932	1,093,730
Prepayments and other receivables	16,175,372	6,899,872
Inventories	35,216,303	22,207,333

Total Current Assets	147,321,470	104,536,987

Property, plant and equipment, net	49,789,095	43,504,991
Land use right, net	3,718,804	3,622,435
Other assets	462,500	500,000
Deferred tax assets	1,386,829	1,477,761
Long-term investment	1,765,499	9,689,576

TOTAL ASSETS	204,444,197	163,331,750

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	59,937,145	49,463,901
Deferred income	807,792	761,491
Short-term loans	10,609,112	18,776,080
Non-financial institution borrowings	10,527,424	3,741,115
Notes payable	46,124,404	30,658,000
Foreign currency derivatives liabilities	169,958	-
Amount due to Yipeng	-	1,522,313
Other payables and accrued liabilities	13,061,886	11,148,556
Income taxes payable	2,212,145	1,963,298

Total Current Liabilities	143,449,866	118,034,754

Warrant Liability	-	259

TOTAL LIABILITIES	143,449,866	118,035,013

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	September 30, 2017	December 31, 2016
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock	-	-
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,476,000 shares issued and outstanding at September 30, 2017 and 15,114,991 shares issued and outstanding at December 31, 2016)	1,547	1,511
Additional paid-in capital	12,307,206	11,580,934
Statutory and other reserves	4,992,463	4,992,463
Retained earnings	41,197,146	29,266,068
Accumulated other comprehensive income (loss)	1,848,819	(873,582)

Total equity attributable to the stockholders of Highpower International Inc.	60,347,181	44,967,394

Non-controlling interest	647,150	329,343

TOTAL EQUITY	60,994,331	45,296,737

TOTAL LIABILITIES AND EQUITY	204,444,197	163,331,750

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Stated in US Dollars)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	71,405,560	54,142,916	164,972,338	119,972,281
Cost of sales	(57,845,224)	(40,475,820)	(129,405,402)	(92,784,475)
Gross profit	13,560,336	13,667,096	35,566,936	27,187,806

Research and development expenses	(2,433,928)	(3,029,628)	(6,385,144)	(6,688,397)
Selling and distribution expenses	(1,859,762)	(1,881,277)	(5,220,985)	(4,955,708)
General and administrative expenses	(3,959,731)	(5,935,907)	(10,034,694)	(12,254,520)
Foreign currency transaction (loss) gain	(816,593)	126,732	(1,645,095)	636,609
Loss on derivative instruments	(146,481)	-	(146,481)	-
Total operating expenses	(9,216,495)	(10,720,080)	(23,432,399)	(23,262,016)

Income from operations	4,343,841	2,947,016	12,134,537	3,925,790

Changes in fair value of warrant liability	-	(11,150)	259	115,396
Other income	94,775	505,928	949,233	1,717,803
Equity in earnings of investee	1,087	218,903	106,412	218,903
Gain on dilution in equity method investee	5,071	-	496,396	-
Gain on sales of long-term investment	1,664,377	-	1,664,377	-
Interest income (expenses)	57,663	(341,520)	(926,185)	(1,051,914)
Income before taxes	6,166,814	3,319,177	14,425,029	4,925,978

Income taxes expenses	(1,013,919)	(769,065)	(2,197,392)	(978,882)
Net income	5,152,895	2,550,112	12,227,637	3,947,096

Less: net income (loss) attributable to non-controlling interest	128,702	(101,194)	296,558	(413,384)
Net income attributable to the Company	5,024,193	2,651,306	11,931,079	4,360,480

Comprehensive income
Net income	5,152,895	2,550,112	12,227,637	3,947,096
Foreign currency translation gain (loss)	1,258,937	171,574	2,743,650	(1,542,704)
Comprehensive income	6,411,832	2,721,686	14,971,287	2,404,392

Less: comprehensive income (loss) attributable to non-controlling interest	139,461	(103,831)	317,807	(429,713)
Comprehensive income attributable to the Company	6,272,371	2,825,517	14,653,480	2,834,105

Earnings per share of common stock attributable to the Company
- Basic	0.33	0.18	0.78	0.29
- Diluted	0.32	0.18	0.77	0.29

Weighted average number of common stock outstanding
- Basic	15,369,674	15,103,007	15,270,898	15,102,121
- Diluted	15,518,764	15,115,409	15,563,012	15,104,914

Reconciliation of Net Income to EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	5,024,193	2,651,306	11,931,079	4,360,480

Interest (income) expense	(57,663)	341,520	926,185	1,051,914
Income taxes expenses	1,013,919	769,065	2,197,392	978,882
Depreciation and Amortization	1,362,196	1,249,157	3,792,178	3,735,353

EBITDA	7,342,645	5,011,048	18,846,834	10,126,629

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Nine Months Ended September 30,
	2017	2016
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	12,227,637	3,947,096
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,792,178	3,735,353
Allowance for doubtful accounts	48,866	1,661,968
Loss on disposal of property, plant and equipment	57,277	197,848
Deferred income tax	153,625	(63,934)
Loss on derivative instruments	166,387	-
Equity in earnings of investee	(106,412)	(218,903)
Gain on dilution in equity method investee	(496,396)	-
Gain on sales of long-term investment	(1,664,377)	-
Share based compensation	86,921	244,142
Changes in fair value of warrant liability	(259)	(115,396)
Changes in operating assets and liabilities:
Accounts receivable	(8,517,071)	(13,619,029)
Notes receivable	(5,543,798)	(59,905)
Prepayments and other receivables	(8,775,985)	(230,595)
Amount due from Yipeng	7,691,900	(3,004,025)
Amount due to Yipeng	(1,557,682)	1,560,360
Inventories	(11,753,127)	(2,457,733)
Accounts payable	7,049,819	11,817,867
Deferred income	11,637	(82,697)
Other payables and accrued liabilities	1,394,691	3,745,023
Income taxes payable	156,744	119,859
Net cash flows (used in) provided by operating activities	(5,577,425)	7,177,299

Cash flows from investing activities
Acquisitions of property, plant and equipment	(7,297,901)	(8,474,440)
Acquisition of investment	-	(3,039,006)
Proceeds from sale of long-term investment	10,453,475	-
Net cash flows provided by (used in) investing activities	3,155,574	(11,513,446)

Cash flows from financing activities
Proceeds from short-term loans	8,797,727	18,158,059
Repayments of short-term loans	(17,594,229)	(10,650,400)
Repayments of long-term loans	-	(1,823,403)
Proceeds from non-financial institution borrowings	10,306,243	4,558,509
Repayments of non-financial institution borrowings	(3,828,033)	-
Proceeds from notes payable	62,193,463	41,908,812
Repayments of notes payable	(48,408,417)	(39,518,955)
Proceeds from exercise of employee options	635,484	19,304
Change in restricted cash	(8,992,019)	601,759
Net cash flows provided by financing activities	3,110,219	13,253,685
Effect of foreign currency translation on cash	1,891,750	(1,290,306)
Net increase in cash	2,580,118	7,627,232
Cash - beginning of period	9,324,393	5,849,967
Cash - end of period	11,904,511	13,477,199

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	1,464,592	922,957
Interest expenses	1,402,447	1,051,914
Non-cash investing and financing activity
Offset of deferred income related to government grant and property, plant and equipment	171,403	33,019